                                                                    EXHIBIT 11.1


         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

THREE MONTHS ENDED SEPTEMBER 30, 1998
-------------------------------------


             Net Income   Weighted Average Shares Outstanding   Income per Share
             ----------   -----------------------------------   ----------------
Basic          $328,504    divided by       11,263,484      =       $0.03
Diluted        $328,504    divided by       11,810,230      =       $0.03

NINE MONTHS ENDED SEPTEMBER 30, 1998
------------------------------------


              Net Loss    Weighted Average Shares Outstanding   Loss per Share
             ----------   -----------------------------------   --------------
Basic        $6,326,732   divided by         11,298,478     =       $0.56
Diluted      $6,326,732   divided by         11,298,478     =       $0.56